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Adamis Pharmaceuticals Issues Letter to Stockholders

SAN DIEGO, July 21, 2022 - Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a biopharmaceutical company developing and commercializing specialty products for allergy, opioid overdose, respiratory and inflammatory diseases, issued the following letter to stockholders from Chief Executive Officer David J. Marguglio.

ADAMIS HAS NEW LEADERSHIP COMMITTED TO ENHANCING SHAREHOLDER VALUE

YOUR SUPPORT AT THE ANNUAL MEETING IS CRITICAL TO OUR FUTURE SUCCESS

July 21, 2022

Dear Fellow Stockholder:

Thank you for your ongoing investment in Adamis Pharmaceuticals Corporation (“we,” “our,” “Adamis” or the “Company”). Like many companies in the biotechnology and pharmaceutical sectors, Adamis has admittedly encountered setbacks and disappointments, along with some successes, throughout its pursuit of breakthrough treatments that can improve patients’ lives. However, I firmly believe we have an opportunity starting in 2022 to begin a new day and chart a new path to enhanced value creation under new leadership. This is why I am asking that you vote to support all of the Company’s proposals at our upcoming Annual Meeting of Stockholders (the “Annual Meeting”) on August 12, 2022.

When I accepted the CEO role in May of this year, I was well aware of both the opportunities and challenges that lay ahead. On the one hand, we have two commercial products (SYMJEPI® and ZIMHI™), as well as a potential treatment for COVID-19 in an ongoing Phase 2/3 clinical trial; on the other hand, our stock price has languished. Over the last two months, we have begun implementing multiple initiatives designed to ultimately realign the Company’s stock price with its true value and lay a strong foundation for future success. Moving forward, we will continue seeking practical and cost-effective initiatives to fuel sustainable long-term growth and enhanced value for stockholders, patients, and healthcare providers. But in order to do this and avoid dangerous stagnation, your support is needed at the Annual Meeting next month.

I encourage you to review the Proxy Statement (found here link) and accompanying materials that you should have received in the mail. No matter how much stock you own, your views and your vote are highly valued. Please reach out to management through our proxy solicitor, Saratoga Proxy Consulting (info@saratogaproxy.com), with any feedback or questions.

OVERVIEW: STEPS WE ARE TAKING TO DRIVE ENHANCED VALUE FOR YOU

I recognize and appreciate that many stockholders are frustrated with many aspects of the old Adamis. To help begin to address this, my team and I are working hard to elevate the Company’s culture and increase value creation opportunities by executing on the following:

•	Growing Cash Flow from Product Sales: I believe that growing cash flow from our existing products is vital to our growth, as it will both increase value and decrease ongoing capital requirements. We have been working closely with our commercial partner to expand opportunities to maximize the success of the recent commercial launch of ZIMHI and the forthcoming relaunch of SYMJEPI (following a voluntary recall in March). These are in early stages of development, and we will provide more detail as new marketing initiatives are implemented.

•	Improving the Supply Chain: Earlier this year, issues at one of our manufacturing partner’s sites led to a voluntary recall and subsequent delay in manufacturing and replenishing the commercial supply of SYMJEPI. In order to mitigate the probability of a future supply interruption, we have begun a process of identifying and qualifying backup suppliers for critical components of our commercial supply chain. In parallel, we are also working directly with our current suppliers and manufacturing partners to pursue both immediate and longer-term process improvements, with the goals of both strengthening quality assurance and decreasing our overall cost of goods.

•	Expanding the Pipeline: I believe that sustained long-term growth in our industry requires a robust and valuable development pipeline. In addition to evaluating multiple opportunities to develop Tempol for indications beyond the treatment of COVID-19, including other acute respiratory diseases, a robust expansion of our pipeline will include efforts to identify companies, products and/or technologies that we believe are attractive candidates for acquisition, in-licensing, or other strategic transactions, which we may pursue. We have already identified two opportunities and we intend to pursue targets with the goal of being accretive to the Company in the near-term and diversifying our pipeline to further long-term growth.

•	Recruiting and Hiring Key Personnel: Implementing significant changes to enable value-creating growth requires the Company to attract, motivate and retain key employees to contribute to this effort. Unfortunately, in this ultra-competitive job market, the Company’s depressed stock price and our lack of a usable employee equity incentive plan have created significant employment challenges. To combat this, we have engaged multiple human resource and compensation consultants to assist in our efforts to make the Company competitive and attractive to current and prospective employees. However, we will remain significantly hamstrung without the critical equity incentive component discussed in Proposal 3 below.

•	Improving Stockholder Engagement: Seeing the execution of these value-creating initiatives fully reflected in the Company’s common stock price, I believe will require better communications with the market. I am personally committed to overseeing a more robust investor relations program. We intend to increase the frequency and reach of our press releases with both targeted distribution and amplification through social media, as well as revamp the format of our quarterly investor calls to discuss and provide additional information relating to our filings with the SEC and more opportunity to engage with analysts and stockholders. Additionally, we are exploring new ways to more actively and effectively engage with current and potential stockholders in a manner consistent with legal and regulatory requirements.

WHY THE PROPOSALS AT THE 2022 ANNUAL MEETING WILL DEFINE OUR FUTURE

All of this leads me to the importance of the upcoming Annual Meeting, where we are asking you to vote FOR all of the following proposals:

1.	Electing a slate of five directors;
2.	Authorizing the Board of Directors to effect a reverse stock split of our outstanding common stock (the “Reverse Stock Split”), if the Board determines it to be appropriate;
3.	Amending our 2020 Equity Incentive Plan to help attract and retain talent;
4.	Providing a non-binding ‘say on pay’ for 2021 compensation of our named executive officers;
5.	Ratifying our selection of our independent registered public accounting firm; and
6.	Approving the adjournment of the Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to adopt the reverse stock split proposal.

I want to provide you with additional color on four of these proposals, while underscoring why we believe proposals 2 and 3 are imperative to both the success and continued viability of the Company.

1.	Election of Directors: I want to briefly highlight the changes from last year’s slate of director candidates for election to the Board of Directors. In part in response to stockholder feedback, the composition of the Board was changed to increase the number of independent directors from three to four, reducing management influence and increasing Board independence and diversity. Additionally, two of our five directors are new since last year’s annual meeting of stockholders and have a depth of relevant industry experience and fresh perspectives.

2.	Reverse Stock Split: As described in our Proxy Statement, stockholder approval of this proposal would grant the new Board the discretion to determine whether to implement a Reverse Stock Split and determine the appropriate timing and ratio. The primary reason for this proposal is to ensure that the Company can meet Nasdaq’s minimum $1.00 bid price requirement for our common stock. In June, in response to the Company’s commitment to take actions to cure the listing deficiency, including seeking shareholder approval to effect a reverse stock split, Nasdaq agreed to extend our period to regain compliance. Absent the ability and discretion to implement a reverse stock split, there is simply no assurance that our stock price will exceed the required Nasdaq minimum bid price even if there are positive future developments at the Company, an overall improvement in the stock markets, or other favorable future developments. We believe it should be obvious that a delisting from the Nasdaq Capital Market would not be in stockholders’ best interests and would be very detrimental for the Company and its future prospects. Less obvious may be the overhang negatively affecting the market price of our common stock that we believe the risk of a Nasdaq delisting has created. We want to address the Nasdaq delisting uncertainty now as part of our regular annual meeting process, rather than risk the additional time and uncertainty, as well as the significant expense, of calling a special meeting of stockholders to once again seek approval for a reverse stock split.

Apart from these considerations, we believe that the reverse stock split may be critical to our efforts to deliver increased future value to you. As mentioned above, an important element of our vision for creating future value for stockholders involves expanding our product and technology pipeline, which will likely involve identifying companies, products and/or technologies that we believe are attractive candidates for acquisition, in-licensing or other strategic transactions. With the present 15 million authorized shares of common stock currently available for future issuance, it is unlikely that we will be able to execute any significant future transactions. The additional available authorized shares that would result from a reverse stock split would allow us to be in a position to offer equity, where appropriate, as part of such transactions and move quickly on these opportunities, which we believe will have beneficial consequences to the Company’s future direction and prospects and to our stockholders.

3.	Equity Incentive Plan: Just as access to equity capital will enable the Company to make acquisitions, the availability of employee equity plans is necessary to attract, motivate and retain top talent among employees. In the current ultra-competitive job market, the Company cannot compete for highly qualified personnel without the ability to offer stock options or other equity incentives. It is without hyperbole that I say we believe stockholder support for this proposal is necessary for the future success of the Company.

4.	‘Say-on-Pay’: I believe there is confusion among at least some investors regarding Proposal 4, and I believe it is important for stockholders to understand the intent of this proposal. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, stockholders are entitled to vote on an advisory, non-binding basis, regarding last year’s (2021) compensation for our named executive officers. To be clear, the Company is not seeking stockholder approval of current or future bonuses, raises, or other changes to executive officer compensation. Consistent with all public companies, compensation decisions are determined by, and at the sole discretion of, the independent directors who comprise the Compensation Committee. This proposal requests your feedback on prior (2021) compensation decisions. In making future compensation decisions, the Compensation Committee will consider investor feedback along with other metrics which may, without limitation, include individual performance against stated objectives, corporate goals, peer group and salary survey data, and advice from independent compensation consultants. Moving forward, the Company intends to provide stockholders with additional discussion in the Company’s future proxy statements and (as appropriate) annual reports regarding future compensation decisions.

I want to also take this opportunity to briefly address our recent Series C Convertible Preferred Stock offering transaction. We believe that high market volatility, as well as other factors, have had a negative impact on proxy response rates for many smaller Nasdaq-listed companies, in several instances limiting their ability to even reach a quorum for their annual or special meeting of stockholders. With the significant expense of time and money required for even one meeting, we observed a number of companies taking the step of creating a class of preferred stock with additional voting power, especially in connection with reverse stock split proposals, which under Delaware law and our charter documents require approval by a majority of the votes of the outstanding shares rather than simply a majority of the votes cast on the proposal at the meeting.

On July 6th, Adamis announced a small offering of preferred stock with multiple votes per share, with the intent of increasing the likelihood of receiving sufficient votes at the Annual Meeting to approve Proposal 2, if a majority of the common stock voted in favor of the proposal. Please note that the holders of this preferred stock may only vote on Proposals 2 and 6 and may only be voted in direct proportion to the final votes cast by the holders of the common stock. The preferred stock only serves to amplify the votes cast by holders of the common stock. For example, if 30 million shares of the common stock were voted for Proposal 2 and 20 million shares were voted against the proposal, without the preferred stock the Reverse Stock Split proposal would fail even though a significant majority of the shares of common stock voted at the meeting approved the proposal. However, when the preferred stock is voted in the same proportion as the common (60/40), the combined 1,830 million votes ‘for’ would represent 58% of the shares eligible to vote and the proposal would pass. If Proposal 2 is approved, the Company’s current intention is to redeem the preferred stock from the investor as and when permitted under the documents relating to the preferred stock, and the Series C Preferred would no longer be outstanding.

In closing, I would like to once again encourage you to review the Proxy Statement for additional information and disclosures about the proposals to be voted upon at the Annual Meeting. I hope this letter has further clarified why new leadership believes Proposals 2 and 3 are essential to the future success of the Company.

Finally, I have extremely high expectations for the future success of Adamis, and I would like to thank all of you for your continued support. I look forward to remaining aligned with you and championing your interests for years to come.

Sincerely,

David J. Marguglio

Chief Executive Officer and Director

***

If you have any questions or need assistance voting your shares,

please call Saratoga Proxy Consulting LLC at one of the numbers below:

520 8th Avenue

New York, NY  10018

(212) 257-1311

(888) 368-0379

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI® (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI™ (naloxone) Injection product is approved for the treatment of opioid overdose. Tempol is in development for the treatment of patients with COVID-19 and a Phase 2/3 clinical trial is underway. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Additional Information and Where to Find It

In connection with the Company’s 2022 annual meeting of stockholders described above (the “Meeting”), the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “Commission”) on July 7, 2022. This press release does not contain all the information that should be considered concerning the matters to be considered at the Meeting, including the reverse stock split proposal, and is not intended to form the basis of any investment decision or any other decision in respect of such matters. The Company’s stockholders and other interested persons are advised to read the Proxy Statement and other documents filed in connection with the Meeting, as these materials contain important information about the Company and the proposals to be considered at the Meeting. The Company’s stockholders may also obtain copies of the Proxy Statement and other documents filed with the Commission, without charge, at the Commission’s website at www.sec.gov, or by directing a request to the Company’s corporate secretary c/o Adamis Pharmaceuticals Corporation, 11682 El Camino Real, Suite 300, San Diego, CA 92130.

Appointment of Proxy Solicitor and Participants in Solicitation

We have engaged Saratoga Proxy Consulting LLC (“Saratoga”) to assist us with the solicitation of proxies in connection with the Meeting. We expect to pay Saratoga a fee of $25,000, plus reimbursement for certain expenses related to its services.

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the proposals to be considered at the Meeting. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s Annual Report for the year ended December 31, 2021 on Form 10-K, as amended, and the information contained in the Proxy Statement, which were filed with the Commission and are available free of charge at the Commission’s web site at www.sec.gov, as well as any proxy supplement or amendments thereto. To the extent such holdings of the Company’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the Commission, to the extent required by applicable laws.

Forward Looking Statements

Certain information contained in this press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including uncertainties relating to the Company’s 2022 annual meeting of stockholders and the proposals to be considered at the Meeting. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on our current beliefs and expectations that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, among others, the failure to obtain stockholder approval for the reverse stock split proposal or other proposals to be considered at the Meeting, as well as other risks, uncertainties and factors described in the Company’s filings with the Commission, including in the Company’s Annual Report for the year ended December 31, 2021, and subsequent filings with the Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain risks, uncertainties and other factors relating to the Company’s business are described in greater detail in the Company’s filings from time to time with the Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the Commission, which Adamis strongly urges you to read and consider, all of which are available free of charge on the Commission 's web site at http://www.sec.gov.

Contacts

If you have any questions or need assistance voting your shares, please call:

Saratoga Proxy Consulting LLC

520 8th Avenue

New York, NY 10018

(212) 257-1311 or (888) 368-0379

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

(619) 228-5886

robert.uhl@westwicke.com